Exhibit 4h

           50,000 Shares of Series B Convertible Preferred Stock

                       CLEAN DIESEL TECHNOLOGIES, INC.

      Series B Convertible Preferred Stock (par value $0.05 per share)

                    Initially Offered Pursuant to Rights
                        Distributed to Shareholders

To Our Clients:

     Enclosed for your consideration are a Prospectus, dated ______ __, 1998 ("Prospectus"), and the Instructions as to Use of Rights Certificates (the "Instructions") relating to the offering (the "Offering") of up to 50,000 shares of Series B Convertible Preferred Stock, par value $0.05 per share (the "Series B Preferred Stock"), of Clean Diesel Technologies, Inc. (the "Company"), at a price of $____ per share (the "Subscription Price") pursuant to transferable rights ("Rights") distributed to holders of record ("Record Date Holders") of the Company's outstanding common shares, par value $0.05 per share (the "Common Shares"), at the close of business on ________ ___, 1998 (the "Record Date"); provided, however, that Rights will not be distributed to Record Date Holders who reside in jurisdictions where the Rights have not been registered or where an exemption from registration is not available, as more fully described in the Prospectus.

     As described in the accompanying Prospectus, you will receive one Right for each 50 Common Shares carried by us in your account as of the Record Date. Each Right will entitle you to subscribe for and purchase from the Company one share of Series B Preferred Stock (the "Basic Subscription Privilege") at the Subscription Price and each share of Series B Preferred Stock will be immediately convertible, at no cost to the holder thereof, into 33 Common Shares. If you fully exercise the Basic Subscription Privilege you will also have the right (the "Oversubscription Privilege") to subscribe, at the Subscription Price, for additional shares of Series B Preferred Stock available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege (the "Excess Shares"). If the number of Excess Shares is not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata among those Rights Holders exercising the Oversubscription Privilege.

     Rights to exercise the Basic Subscription Privilege are transferable, and Rights Holders that wish to sell their Rights may do so. There can be no assurance, however, that a trading market in the Rights will develop prior to their Expiration Date (as defined below). If a market develops for the Rights, there is no assurance as to the price at which the Rights will trade.

     The materials enclosed are being forwarded to you as the beneficial owner of the Company's Common Shares carried by us in your account but not registered in your name. Exercises and sales of Rights may only be made by us as the registered holder of Rights and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Series B Preferred Stock or attempt to sell any Rights to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and Instructions.

     Your instructions to us should be forwarded as promptly as possible to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Offering. The Offering will expire at 5:00 p.m. Eastern Standard Time on_______ __, 1998, unless extended by the Company (the "Expiration Date"). Once a Rights Holder has properly exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked.

     If you wish to have us, on your behalf, exercise Rights to purchase any Series B Preferred Stock to which you are entitled or attempt to sell such Rights, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

     THE RIGHTS WILL ONLY BE GRANTED TO, AND MAY ONLY BE EXERCISED BY, INVESTORS RESIDING IN THE FOLLOWING JURISDICTIONS WHERE THE SECURITIES OFFERED HEREBY HAVE BEEN REGISTERED WITH THE APPROPRIATE SECURITIES REGULATORY AUTHORITIES OR WHERE AN EXEMPTION FROM SUCH REGISTRATION IS
AVAILABLE: OUTSIDE THE UNITED STATES AND IN COLORADO, CONNECTICUT, THE DISTRICT OF COLUMBIA, ILLINOIS, INDIANA, IOWA, KANSAS, MAINE, MARYLAND, MASSACHUSETTS, NEVADA, NEW JERSEY, NEW YORK, NORTH CAROLINA, RHODE ISLAND, VERMONT, VIRGINIA AND WASHINGTON. RIGHTS WILL NOT BE DISTRIBUTED TO HOLDERS WHO RESIDE IN STATES WHERE THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED OR WHERE AN EXEMPTION FROM REGISTRATION IS NOT AVAILABLE. IN ADDITION, THE SERIES B PREFERRED STOCK MAY NOT BE TRANSFERRED TO RESIDENTS OF ANY OF THE FOLLOWING STATES: ARIZONA, FLORIDA, GEORGIA, OHIO, PENNSYLVANIA OR TEXAS.

     IF WE DO NOT RECEIVE COMPLETE WRITTEN INSTRUCTIONS IN ACCORDANCE WITH THE PROCEDURES OUTLINED IN THE PROSPECTUS, WE WILL NOT EXERCISE, TRANSFER OR SELL YOUR RIGHTS, AND YOUR RIGHTS WILL EXPIRE VALUELESS.

     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO CHASEMELLON SHAREHOLDER SERVICES, [1-800-814-0304].

Very truly yours,